Exhibit 99.8

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 23, 2017 (this “Agreement”), by and between LUK Acquisition III, LLC (the “Purchaser”) and Ian M. Cumming, Annette P. Cumming and Cumming Investment Company (each, a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers are the owners of 607,733 shares of common stock (the “Shares”), $.01 par value, of HomeFed Corporation, a Delaware corporation (the “Issuer”); and

WHEREAS, the Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Sellers, the Shares for an aggregate purchase price of $24,278,933.35 (the “Purchase Price”), all upon the terms and conditions hereinafter set forth;

1.	PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell, transfer and assign to the Purchaser, on the Closing Date (as defined below), all of the Sellers’ right, title and interest in the Shares for the Purchase Price. The purchase and sale of the Shares is made pursuant to an exemption from registration under section 4(a)(7) the Securities Act of 1933, as amended.

1.2 The Closing.

(a) The closing of the purchase and sale of the Shares (the “Closing”) shall take place on the date hereof or such date and time as shall be mutually agreed to by the parties hereto (the “Closing Date”).

(b) At the Closing, the Sellers shall deliver the Shares to the Purchaser and the Purchaser shall wire the Purchase Price to the Sellers in accordance with the wire instructions delivered to the Purchaser.

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to the Sellers, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

2.1 Authority; Binding Effect. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Sellers) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2 No Securities Act Registration. The Purchaser understands that the Sellers may be deemed to be “affiliates” of the Issuer (as such term is defined in Rule 144 under the Securities Act). The Purchaser understands that the Shares to be acquired by it have not been registered under the Securities Act and may not be sold or otherwise transferred without registration under the Securities Act or pursuant to an exemption from such registration requirements.

2.3 Accredited Investor Status. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller makes the following representations and warranties to the Purchaser, each and all of which shall survive the execution and delivery of this Agreement and the Closing hereunder:

3.1 Authority; Binding Effect. Each Seller has the legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Seller and (assuming the due execution and delivery thereof by the Purchaser and the other Sellers) constitutes the legal, valid and binding obligation of each Seller, enforceable against the Seller in accordance with its terms.

3.2 Ownership and Transfer. Each Seller is the record and beneficial owner of the Shares, free and clear of any and all liens, charges, security interests, options, claims, equitable interests, pledges, proxies, voting trusts or agreements, encumbrances, restrictions or adverse interests of any kind and of any nature whatsoever (collectively, “Liens”), except for such restrictions on transfer imposed by applicable federal or state securities laws or the certificate of incorporation or other governing documents of the Issuer. Upon transfer, assignment and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to such shares, free and clear of any and all Liens, except for such restrictions on transfer imposed by applicable federal or state securities laws or the certificate of incorporation or other governing documents of the Issuer.

4.	CONDITIONS PRECEDENT

4.1 The obligations of the Purchaser and the Sellers under Section 1 hereof are subject to the following conditions:

(a) All of the representations and warranties of the Purchaser and all of the Sellers contained in this Agreement shall be true and correct on and as of the date hereof and on the Closing Date.

(b) The Sellers shall have received the Purchase Price and the Purchaser shall have received certificates or other evidence for the Shares, duly registered in the name of the Purchaser.

(c) The purchase and sale of the Shares is permitted as of the Closing Date under the Issuer’s insider trading policy contained in the Issuer’s Code of Business Practice.

5.	MISCELLANEOUS

5.1 Further Assurances. The Sellers and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

5.2 Complete Agreement; Amendments. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supercedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

5.3 Expenses. Each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

5.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Sellers and the Purchaser have executed this Agreement as of the day and year first above written.

PURCHASER:

LUK Acquisition III, LLC

By:	/s/ Rocco J. Nittoli
Name: Rocco J. Nittoli
Title: V.P.

SELLERS:

/s/ Ian M. Cumming
Ian M. Cumming

/s/ Annette P. Cumming
Annette P. Cumming

Cumming Investment Company

By:	/s/ Colby Rollins
Name: Colby Rollins
Title: COO